Exhibit 99.1

FERRELLGAS PARTNERS REPORTS SECOND-QUARTER RESULTS

OVERLAND PARK, KAN., March 11, 2011/PR Newswire-First Call — Ferrellgas Partners, L.P. (NYSE:FGP), one of the largest distributors of propane, today reported earnings for the fiscal second quarter ended January 31.

Revenues grew 8% in the quarter to $841.0 million from $777.9 million the year before on propane sales volumes that trailed prior year results by approximately 7%.  Propane sales volumes for the quarter were 328.4 million gallons, impacted in part by an 8% increase in the wholesale cost of propane from a year-ago levels.

President and Chief Executive Officer Steve Wambold explained, “The rise in wholesale propane costs combined with a slow start to the winter heating season impacted sales in the quarter.  Year to date nationwide temperatures were materially consistent with that of a year ago, but October’s exceptional warmth along with warmer than normal temperatures in November and early-December significantly delayed the start of the winter heating season.  That delay could not be offset by the colder temperatures experienced in late-December and throughout January.”

Wambold further commented, “Weakness in our first quarter’s demand for agricultural sales continued this quarter resulting from this year’s abnormally dry harvest season in comparison to last year’s abnormally wet harvest season.”

Gross profit in the quarter was $243.1 million, a modest decline of 2%, while operating expense savings was offset by a non-recurring general liability settlement in the quarter.    Net income totaled $22.4 million and excluding the $36.4 million loss on the extinguishment of debt, net earnings per unit were $0.82, compared to $1.10 the year before.

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In November, the partnership refinanced its $450 million, 6.75% debt due 2014 through the issuance of $500 million, 6.5% debt due 2021.  Following this transaction, the partnership has no material debt maturities prior to November 2012 and no public debt maturities until 2017.  Adjusted EBITDA for the quarter was $121.0 million compared to $130.1 million in the second quarter of last year.

Wambold pointed out “Not to be overlooked is the continued, strong performance of our Blue Rhino brand, which not only posted a 6% gain in transactions this quarter, but also positioned itself for significant growth in the next grilling season.  Blue Rhino signed two major contracts, Walgreens and Safeway, which will increase locations by more than 2,800 locations nationwide.”

Wambold also cited the progress of the partnership’s acquisition program.  “We continue to focus on accretive acquisitions to supplement our organic growth efforts,” he said.  “During the second quarter we acquired Kings River Propane and Bennett Gas Company and earlier this week we announced the acquisition of Ram Propane in Dubois, WY.”

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia and Puerto Rico.  Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan.  More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements.  A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations.  These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2010, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Jim Saladin, Media Relations, (913) 661-1833

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	January 31, 2011	July 31, 2010

ASSETS

Current Assets:
Cash and cash equivalents	$25,489	$11,401
Accounts and notes receivable, net (including $233,120 and $0 of accounts receivable pledged as collateral at January 31, 2011 and July 31, 2010, respectively)	326,432	89,234
Inventories	155,413	166,911
Prepaid expenses and other current assets	31,503	13,842
Total Current Assets	538,837	281,388

Property, plant and equipment, net	641,452	652,768
Goodwill	248,939	248,939
Intangible assets, net	213,792	221,057
Other assets, net	41,431	38,199
Total Assets	$1,684,451	$1,442,351

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$142,612	$48,658
Short term borrowings	54,482	67,203
Collateralized note payable	145,000	—
Other current liabilities (a)	112,454	108,054
Total Current Liabilities	454,548	223,915

Long-term debt (a)	1,140,026	1,111,088
Other liabilities	21,770	21,446
Contingencies and commitments	—	—

Partners’ Capital:
Common unitholders (70,827,760 and 69,521,818 units outstanding at January 31, 2011 and July 31, 2010, respectively)	115,469	141,281
General partner unitholder (715,432 and 702,241 units outstanding at January 31, 2011 and July 31, 2010, respectively)	(58,905)	(58,644)
Accumulated other comprehensive income (loss)	8,040	(415)
Total Ferrellgas Partners, L.P. Partners’ Capital	64,604	82,222
Noncontrolling Interest	3,503	3,680
Total Partners’ Capital	68,107	85,902
Total Liabilities and Partners’ Capital	$1,684,451	$1,442,351

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $280 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE, SIX AND TWELVE MONTHS ENDED JANUARY 31, 2011 AND 2010

(in thousands, except per unit data)

(unaudited)

	Three months ended		Six months ended		Twelve months ended
	January 31		January 31		January 31
	2011	2010	2011	2010	2011	2010
Revenues:
Propane and other gas liquids sales	$774,179	$724,348	$1,142,802	$1,052,014	$1,991,106	$1,797,243
Other	66,813	53,504	98,382	77,908	219,216	206,502
Total revenues	840,992	777,852	1,241,184	1,129,922	2,210,322	2,003,745

Cost of product sold:
Propane and other gas liquids sales	559,416	503,980	815,902	704,900	1,368,536	1,165,996
Other	38,500	25,208	51,358	31,388	128,608	123,802

Gross profit	243,076	248,664	373,924	393,634	713,178	713,947

Operating expense	107,562	104,436	202,822	200,570	409,112	398,741
Depreciation and amortization expense	19,990	20,647	40,365	41,174	81,682	82,133
General and administrative expense	11,005	11,047	21,392	22,830	44,657	42,347
Equipment lease expense	3,543	3,127	7,192	6,901	13,732	15,171
Non-cash employee stock ownership plan compensation charge	2,932	2,261	5,376	4,263	10,435	7,613
Non-cash stock and unit-based compensation charge (c)	11,068	413	12,081	3,164	16,748	4,819
Loss on disposal of assets and other	603	1,122	371	2,784	6,072	9,225

Operating income	86,373	105,611	84,325	111,948	130,740	153,898

Interest expense	(26,395)	(26,216)	(53,272)	(48,911)	(105,645)	(91,367)
Loss on extinguishment of debt	(36,449)	0	(36,449)	(17,308)	(39,857)	(17,308)
Other income (expense), net	88	(863)	266	(556)	(286)	(716)

Earnings (loss) before income taxes	23,617	78,532	(5,130)	45,173	(15,048)	44,507

Income tax expense	1,198	674	716	252	2,380	1,678

Net earnings (loss)	22,419	77,858	(5,846)	44,921	(17,428)	42,829

Net earnings attributable to noncontrolling interest (a)	290	847	68	575	123	676

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	22,129	77,011	(5,914)	44,346	(17,551)	42,153

Less: General partner’s interest in net earnings (loss)	221	12,614	(59)	443	(176)	421

Common unitholders’ interest in net earnings (loss)	$21,908	$64,397	$(5,855)	$43,903	$(17,375)	$41,732

Earnings (loss) Per Unit
Basic and diluted net earnings (loss) per common unitholders’ interest	$0.31	$0.93	$(0.08)	$0.64	$(0.25)	$0.61
Dilutive effect of two-class method (b)	—	0.17	—	—	—	—
Adjusted net earnings (loss) per unit available to common unitholders	$0.31	$1.10	$(0.08)	$0.64	$(0.25)	$0.61

Weighted average common units outstanding	70,668.8	69,450.3	70,114.2	68,979.1	69,813.9	68,493.2

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Six months ended		Twelve months ended
	January 31		January 31		January 31
	2011	2010	2011	2010	2011	2010

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$22,129	$77,011	$(5,914)	$44,346	$(17,551)	$42,153
Income tax expense	1,198	674	716	252	2,380	1,678
Interest expense	26,395	26,216	53,272	48,911	105,645	91,367
Depreciation and amortization expense	19,990	20,647	40,365	41,174	81,682	82,133
EBITDA	69,712	124,548	88,439	134,683	172,156	217,331
Loss on extinguishment of debt	36,449	0	36,449	17,308	39,857	17,308
Non-cash employee stock ownership plan compensation charge	2,932	2,261	5,376	4,263	10,435	7,613
Non-cash stock and unit-based compensation charge (c)	11,068	413	12,081	3,164	16,748	4,819
Loss on disposal of assets and other	603	1,122	371	2,784	6,072	9,225
Other income (expense), net	(88)	863	(266)	556	286	716
Net earnings attributable to noncontrolling interest	290	847	68	575	123	676
Adjusted EBITDA (d)	120,966	130,054	142,518	163,333	245,677	257,688
Net cash interest expense (e)	(24,660)	(25,355)	(48,382)	(46,679)	(96,617)	(88,665)
Maintenance capital expenditures (f)	(3,436)	(1,296)	(7,848)	(11,409)	(16,407)	(20,633)
Cash refund (paid) for taxes	168	(332)	85	(332)	(1,133)	(1,512)
Proceeds from asset sales	1,122	1,228	3,200	3,161	9,259	6,455
Distributable cash flow to equity investors (g)	$94,160	$104,299	$89,573	$108,074	$140,779	$153,333

Propane gallons sales
Retail - Sales to End Users	249,227	269,801	369,788	402,275	648,476	682,668
Wholesale - Sales to Resellers	79,156	83,882	126,932	130,956	237,537	239,224
Total propane gallons sales	328,383	353,683	496,720	533,231	886,013	921,892

(a)          Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)         FASB guidance regarding participating securities and the two-class method requires the calculation of net earnings (loss) per common unitholders’ interest for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings or loss for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of the earnings to the limited partners. Due to the seasonality of the propane business, the dilution effect of the guidance on the two-class method typically impacts only the three months ending January 31. This guidance did not result in a dilutive effect for the three months ended January 31, 2011 or for the six and twelve months ended January 31, 2011 and 2010.

(c)          Non-cash stock and unit-based compensation charges consist of the following:

	Three months ended		Six months ended		Twelve months ended
	January 31		January 31		January 31
	2011	2010	2011	2010	2011	2010
Operating expense	$3,126	$114	$3,262	$870	$4,546	$1,507
General and administrative expense	7,942	299	8,819	2,294	12,202	3,312
Total	$11,068	$413	$12,081	$3,164	$16,748	$4,819

(d)         Adjusted EBITDA is calculated as earnings (loss) before income tax expense, interest expense, depreciation and amortization expense, loss on extinguishment of debt, employee stock ownership plan compensation charge, stock and unit-based compensation charge, loss on disposal of assets and other, other income (expense), net and net earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(e)          Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount includes interest expense related to the accounts receivable securitization facility.

(f)            Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(g)         Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.